RCI Reports 1Q26 Club & Restaurant Sales
HOUSTON—January 13, 2026—RCI Hospitality Holdings, Inc. (Nasdaq: RICK) reported club and restaurant sales for the fiscal 2026 first quarter ended December 31, 2025. Sales do not include non-core operations and are subject to final closing.
Travis Reese, Interim President and CEO of RCI, commented: “Total Nightclubs sales held steady year over year. Contributions from new clubs more than offset lower same-store sales and the closure of underperforming clubs. At Bombshells, sales from new locations offset most of the same-store sales decline. The remaining change in total Bombshells sales reflected the divestiture/closing of underperforming locations in 1Q25.”
“We believe club and restaurant sales were challenged in October and November due to customer uncertainty stemming from the U.S. government shutdown. Despite that, higher-margin club service revenues increased year over year in 1Q26.”
“To further our Back to Basics Capital Allocation Plan, we are stepping up efforts to increase same-store sales, open Bombshells Rowlett, TX, and sell our non-income producing and underperforming properties. These developments should enable us to generate new revenues and deploy more cash toward stock buybacks, debt paydown, acquisitions, and dividends.”
Club & Restaurant Sales ($ in Millions)

1Q26	Total Sales	Total Sales vs. 1Q25	Same-Store Sales vs. 1Q25
Nightclubs	$61.9	+0.9%	-5.8%
Bombshells	$8.4	-12.6%	-21.9%
Combined	$70.3	-0.9%	-7.7%
Nightclubs: Five new clubs generated $4.9 million in sales and the 52 clubs included in same-store sales produced $57.0 million. The five new clubs were from the acquisitions of Flight Club (Inkster, MI), Platinum West (West Columbia, SC), and Platinum Plus (Allentown, PA) and the opening of Rick’s Cabaret and Steakhouse (Central City, CO)—all in FY25; and the 1Q26 opening of the reformatted XTC 2.0 (Dallas, TX). Two small Texas clubs in Edinburg and El Paso closed during the quarter.
Bombshells: Two new locations generated $1.8 million in sales and the nine locations included in same-store sales produced $6.6 million. The four underperforming locations divested/closed in the year-ago period reduced sales by $1.2 million. The two new locations were the openings of Bombshells in Denver, CO and Lubbock, TX in FY25.
Notes: Revenues from non-core operations, such as third-party rents and revenues from RCI’s Other segment, are not included in the sales above. All references to “RCI Hospitality Holdings, Inc.,” “company,” “we,” “our,” and similar terms refer to RCI and/or its subsidiaries, unless the context indicates otherwise.

About RCI Hospitality Holdings, Inc. (Nasdaq: RICK) (X: @RCIHHinc)
With more than 60 locations, RCI Hospitality Holdings, Inc., through its subsidiaries, is the country’s leading company in adult nightclubs and sports bars-restaurants. See all of our brands at www.rcihospitality.com.
Forward-Looking Statements
This press release may contain forward-looking statements that involve a number of risks and uncertainties that could cause the Company's actual results to differ materially from those indicated, including, but not limited to, the risks and uncertainties associated with (i) operating and managing an adult entertainment or restaurant business, (ii) the business climates in cities where it operates, (iii) the success or lack thereof in launching and building the Company's businesses, (iv) cyber security, (v) conditions relevant to real estate transactions, and (vi) numerous other factors such as laws governing the operation of adult entertainment or restaurant businesses, competition and dependence on key personnel. For more detailed discussion of such factors and certain risks and uncertainties, see RCI's annual report on Form 10-K for the year ended September 30, 2024, as well as its other filings with the U.S. Securities and Exchange Commission. The Company has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances.
Media & Investor Contacts
Gary Fishman and Michael Wichman at 212-883-0655 or gfishman@pondel.com and mwichman@pondel.com.
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